Exhibit 10.2

Technology Development Services Agreement

Technology Development Services Agreement

This Technology Development Commission Agreement (this “Agreement”) is made and entered into by and between the following parties on January 1, 2010 in Haerbin.

Party A:	Harbin Yew Science and Technology Development Co., Ltd. (hereinafter referred to as “Party A”)
Address: Beichuan Village, Pingshan Town, A’Cheng District, Harbin

Party B:	Shanghai Kairun Bio-Pharmaceutical Co., Ltd. (hereinafter referred to as “Party B”)
Address: Room 678-09, Building 2, # 351 Guoshoujing Street, Zhangjiang Hi-Technology Zone, Shanghai

Whereas,

1.	Party A is a company established in the People's Republic of China (“China”);

2.	Party B is a company established in China and has the necessary resources and qualifications to develop technologies for the utilization of yew trees to extract taxol.

Now, therefore, through mutual discussion, the parties have reached the following agreements:

1.	Services Provided by Party B

1.1	In accordance with the terms and conditions of this Agreement, Party A hereby appoints Party B as Party A’s technology development services provider to provide Party A with technologies regarding utilization of yew trees to extract taxol (the “Taxol Extracting Technology”) during the term of this Agreement. Party B agrees that, without Party A’s prior written consent, Party B shall not provide technology development services in connection with the Taxol Extracting Technology under this Agreement to any third party during the term of this Agreement. Party B further agrees that, without Party A’s prior written consent, Party B shall provide technology development services in connection with the Taxol Extracting Technology under this Agreement by itself and shall not commission it on any third party.

1.2	Party A agrees to accept all the services provided by Party B in accordance with Article 1.1 herein.

Technology Development Services Agreement

2.	Content of Services: Party B shall develop the Taxol Extracting Technology pursuant to the following requirements:

2.1	Party B shall select yew trees and test their taxol content, select samples yew trees with high taxol content and develop high taxol content technologies to increase taxol content of each yew tree by 0.05% on the basis of the current level.

2.2	Party B shall collect yew tree samples through out different seasons, test taxol content and other contents, and develop effective technologies to determine the best season for extracting taxol from yew trees.

2.3	Party B shall develop taxol technologies to increase bio-utilization efficiency of taxol extracted from yew trees by 5% on the basis of the current level.

3.	The Price and Payment of the Service Fee

3.1	The Price: The aggregate service fee for the provision of taxol extracting technology development services by Party B to Party A shall be RMB 200,000 (the “Service Fee”).

3.2	Payment: The Parties agree that, upon the accomplishment of developing the Taxol Extracting Technology, Party B shall file application for technology test and check to Party A, Party A shall run technology test within two (2) weeks from the date of Party B’s application, and Party A will pay the Service Fee to Party B into the account designated by Party B within five (5) business days from the date that the aforementioned technology tested and checked.

3.3	Taxes and Charges: Each party will pay its own taxes and charges imposed by any applicable laws and regulations as a result of the payments under this Agreement.

4.	Intellectual Property Rights and Confidentiality Clauses

4.1	Party B hereby covenants that the provision of taxol extracting technology development services to Party A and the delivery of the Taxol Extracting Technology do not infringe any third party’s copyright, patents, patent application, trademark, technical know-how right, trade secrets and other intellectual property rights. Otherwise, Party B shall be held liable for any claim, litigation and costs, losses, consequences arising out of such claim and litigation.

4.2

The Parties mutually agrees, Party A shall enjoy all rights, proprietary rights, interests and intellectual property rights arising out of or created by the provision of taxol extracting technology development services and the delivery of the Taxol Extracting Technology by Party B to Party A in connection with Party B’s performance under this Agreement, including but not limited to, copyrights, patents, patent application, trademark, technical know-how, trade secrets and others. Without Party A’s prior written consent, Party B shall not assign or

Technology Development Services Agreement

permit any third party to use the Taxol Extracting Technology in any way, or disclose information in connection with the Taxol Extracting Technology to any third party.

4.3	The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Party, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement.

4.4	The parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

5.	Representations and Warranties

5.1	Party A hereby represents and warrants as follows:

5.1.1	Party A is a company legally registered and validly existing in accordance with the laws of China.

5.1.2	This Agreement constitutes Party A's legal, valid and binding obligations, and shall be enforceable against it.

5.2	Party B hereby represents and warrants as follows:

5.2.1	Party B is a company legally registered and validly existing in accordance with the laws of China;

5.2.2	Party B’s execution and performance of this Agreement is within the corporate capacity and the scope of its business operations; Party B has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties, and will not violate any restrictions in law or otherwise binding or having an impact on Party B.

5.2.3	Party B has the capabilities for the provision of taxol extracting technology development services, including but not limited to

Technology Development Services Agreement

necessary technology development qualifications, technology development facilities, technology development personnel and other technology development qualifications.

5.2.4	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it.

6.	Effectiveness and Term

6.1	This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the parties, the term of this Agreement shall be two (2) years, from Jan.1.2010 to Jan.1.2012.

6.2	The term of this Agreement may be extended if confirmed in writing by Party A prior to the expiration thereof.

7.	Termination

7.1	Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.

7.2	During the term of this Agreement, Party A shall have the right to terminate this Agreement by giving thirty (30) days’ prior written notice to Party B at any time.

7.3	The rights and obligations of the parties under Articles 4, 8, 9 and 10 shall survive the termination of this Agreement.

8.	Breach of Contract

8.1	In the event either Party breaches this Agreement rendering this Agreement impossible to perform, in whole or in part, said Party shall bear the liability and compensate the other Party for all damages incurred therefrom; in the event that Both Parties breach this Agreement, each Party shall bear its respective liability based on the actual circumstances.

9.	Indemnification

9.1	Party B shall indemnify and hold harmless Party A from any loss, injury, obligation or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the provision of taxol extracting technology development services pursuant to this Agreement.

9.2	Party B shall indemnify and hold harmless Party A from any loss, injury, obligation or expenses caused by any lawsuit, claims or other

Technology Development Services Agreement

demands against Party A arising from or caused by the implementation of the Taxol Extracting Technology developed by Party B pursuant to this Agreement.

10.	Governing Laws and Resolution of Disputes

10.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

10.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach termination or invalidity thereof, shall be settled by arbitration at China International Economic and Trade Arbitration Commission in accordance with its effective arbitration rules on the date of applying arbitration. The appointing authority shall be China International Economic and Trade Arbitration Commission. The language used in arbitration shall be Chinese, and the place of arbitration shall be in China International Economic and Trade Arbitration Commission, Beijing. The arbitration ruling shall be final and binding on the parties.

10.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

11.	Notices

11.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

11.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

11.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

Technology Development Services Agreement

11.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Harbin Yew Science and Technology Development Co., Ltd.,
Attn: WANG Zhiguo
Phone: +86-451-8229 2375
Facsimile: +86-451-8229 2370
E-mail: hongdoushanceo@126.com

Party B:	Shanghai Kairun Bio-Pharmaceutical Co., Ltd.
Attn: WANG Jiyu
Phone: +86-21-6172 5711
Facsimile: +86-10-2302 5395
E-mail: wlll@126.com

11.3	Any party may at any time change its address for notices by a notice delivered to the other party in accordance with the terms hereof.

12.	Assignment

12.1	Without Party A's prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

12.2	Party A may assign its obligations and rights under this Agreement to its Affiliate upon a written notice to Party B without the consent of Party B. “Affiliate” shall mean any individual, partnership, corporation, trust or other entity that directly or indirectly controls, or is controlled by, or is under common control with, Party A, where control means the direct or indirect ownership of more than 50% of the outstanding shares or other ownership interests or contractual arrangement having ordinary voting power to elect directors or the equivalent.

13.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

14.	Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

15.	Language and Counterparts

This Agreement is written in Chinese in two copies, each Party having one copy with equal legal validity.

Technology Development Services Agreement

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Party A: Harbin Yew Science and Technology Development Co., Ltd.

By:	/s/ Xingming Han
Name:	Xingming Han
Title:

Party B: Shanghai Kairun Bio-Pharmaceutical Co., Ltd.

By:	/s/ Jiyu Wang
Name:	Jiyu Wang
Title: